Exhibit 99.1

Dan stebbins JOINS THE BOARD OF DIRECTORS OF SENOMYX, INC.

SAN DIEGO, CA – September 11, 2015 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that Dan Stebbins has joined the Company’s Board of Directors. Mr. Stebbins has extensive leadership and commercial experience in the flavor and fragrance industry and has served on a number of industry association boards.

"Dan Stebbins has very strong leadership experience in the flavor industry and with industry association boards," said Kent Snyder, Chairman of the Board of Senomyx. "Senomyx will benefit from his commercial insights and expertise as the company continues to advance the sale of its unique flavor ingredients to food, beverage and ingredient supply companies."

“It is an honor to join the Senomyx Board of Directors. The food and beverage industry continues to seek reduced calorie, great tasting solutions,” said Mr. Stebbins. “I believe Senomyx has a competitive advantage in the discovery of novel flavor ingredients and natural high intensity sweeteners and I look forward to supporting their commercialization efforts.”

Mr. Stebbins is currently the Non-Executive Chairman of Agilex Fragrances. He spent the majority of his career with Dragoco, including serving as President and CEO of Dragoco, North America, President of Dragoco Flavor Division, Worldwide, and a member of the Executive Board of Dragoco, GmbH. Mr. Stebbins was part of the executive team that merged Dragoco with Haarmann & Reimer (H&R), forming Symrise AG, the 4th largest flavor and fragrance company in the world. After such merger, Mr. Stebbins served as the President of the Symrise AG, Worldwide Flavor Division.

He has been a leader on various industry association boards, serving as both a member and as President of the Flavor and Extract Manufacturers Association (FEMA) Board of Governors and Fragrance Materials Association (FMA) Board of Governors and as a member of the Research Institute for Fragrance Materials (RIFM) Board of Governors and Fragrance Foundation Board of Governors. Mr. Stebbins holds a Bachelor of Science degree from Castleton State College in Castleton, Vermont.

Mr. Stebbins has been honored with numerous awards including the Erich Bruell award from the FMA and the International Fragrance Research Association (IFRA), as well as the Dr. Richard Hall award from FEMA for outstanding service to the fragrance and flavor industry.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Contact:

Tony Rogers

Senomyx, Inc.

Senior Vice President and Chief Financial Officer

858-646-8304

tony.rogers@senomyx.com